Code of Ethics
Type: Compliance Policy	Policy Number: PMAM - 152.0	Responsible Department: Ethics & Compliance
Origination Date: 10/01/2014	Amended Date: 02/06/2024	Review Cycle: Annually
Approved By: Chief Ethics & Compliance Officer, 01/01/2025
Company: Penn Mutual Asset Management

Description

Code Purpose

Penn Mutual Asset Management, LLC (“PMAM” or the “Adviser”) serves as investment adviser to insurance company general and separate accounts and other affiliated corporate entities; third-party U.S. institutional clients; registered investment companies; private funds; separately managed portfolios; and other pooled investment vehicles (“Client Accounts”).

PMAM has adopted this Code of Ethics (the “Code” or “Code of Ethics”) pursuant to Rule 204A -1 under the Investment Advisers Act of 1940 (the “Advisers Act”)

This Code of Ethics sets forth rules of conduct for Covered Persons, defined below, to reasonably prevent violations of the Rules and to assist such Covered Persons to make decisions in the best interests of Client Accounts and in compliance with the requirements of the Rules.

This Code reflects the fiduciary obligation of the Adviser and the Covered Persons of the Adviser to conduct their business and personal affairs in a manner that serves the interests of Client Accounts ahead of their own interests, avoids taking advantage of their fiduciary position for personal gain, and addresses actual or potential conflicts of interests.

This Code: (i) sets out standards of conduct expected of Covered Persons of the Adviser; (ii) requires the reporting of personal securities transactions, including transactions in any fund managed by the Adviser; and (iii) safeguards material nonpublic information about transactions in Client Accounts.

Note that Underlined words are defined under the Definitions at the end of this policy to facilitate your understanding of the expectations and the application of requirements under this Code.

Code Applicability

All Employees or, officers, managers and directors providing services to the Adviser are subject to this Code and, as such, are considered Covered Persons.

“You” refers to a Covered Person. This Code applies to your personal investments, as well as those investments in which you may be considered a Beneficial Owner.

A Covered Person, who serves as an officer and/or manager of the Adviser and also serves as an officer and/or director of the Fund, is only required to report personal securities transactions under this Code.

A Covered Person, who is covered under another code of ethics, such as an affiliated entity, may only be required to report under one Code.

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Covered Persons Responsibilities

As a Covered Person:

- You must contact The Code Administrator and Chief Compliance Officer if you seek assistance and guidance in interpreting this Code

- You must promptly report any violations of the Code to the Code Administrator and the Chief Compliance Officer.

- You must adhere to the provisions of this Code. However, because access to information may vary based on roles and responsibilities, the Code has defined access categories as follows:
Covered Person -Investment Person	You are a supervised person of the Adviser with authority to enter purchase and sale orders on behalf of client investment portfolios or make recommendations for purchase and sale of securities and other instruments. Roles include portfolio managers and other investment professionals.
Covered Person -Access Person	You are a supervised person of the Adviser and have regular access to nonpublic information regarding purchases and sales orders, purchase and sale recommendations, transactions and holdings information regarding client investment portfolios. Roles include compliance professionals, operations analysts, financial analysts and technology analysts. All managers and officers of the Adviser are presumed to be Access Persons. All managers serving on the Adviser’s Board of Managers are presumed to be an Access Person.

- You are required to comply with federal securities laws and other regulatory rules and regulations related to your personal investment activities.

- You must commit to the highest ethical standards of conduct with respect to all Adviser activities premised on the fundamental principles of openness, integrity, honesty and trust.

- You are expected to maintain the highest ethical standards when making personal securities transactions.

-   You must not misuse nonpublic information about Client investment portfolios, such as portfolio holdings, pending holdings or contemplated purchases or sales, for your personal benefit or the benefit of others. Equally, you may not use similar information to cause a client investment portfolio to take action or fail to take action which will result in your personal benefit.

-   Prior to engaging in your personal securities transactions, you are expected to verify your personal transactions do not conflict with Client investment portfolios. For example, no Investment Person or Access Person may purchase or sell any security on the same day on which any client managed by the Adviser purchases or sells that security (See Blackout Period).

- You may not engage in any securities transaction that creates, may create, or may appear to create conflicts of interest.

- Covered Persons are expected to notify the Code Administrator to obtain approval to participate in any outside employment, outside directorships or outside investment group.

-   Covered Persons may not accept gifts other than in de minimis value from any broker, dealer, investment adviser, or vendor related to Client Accounts. If you receive a gift, regardless of its value, you must promptly report the receipt of the gift to the Code Administrator. All gifts of cash and cash equivalents are prohibited. The Penn Mutual Rewards program is deemed excluded from this requirement.

- You may not negotiate any agreement on behalf of a Client Account if you, or a person related to you, has a substantial interest in the business.

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General Prohibitions
You may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client Account:

- Employ any device, scheme or artifice to defraud a Client Account;

-   Make any untrue statement of a material fact to any client or omit to state to the client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

- Engage in any act, practice or course of business which would operate as a fraud or deceit upon the client or Client Account;

- Engage in any manipulative practice with respect to the Client Account;

- Disclose information pertaining to the Client Account’s portfolio transactions and holdings, unless such disclosure is made in connection with your regular functions or duties;

- Utilize information concerning prospective or actual portfolio transactions in a manner that might prove detrimental to the interests of the Client Account;

- Personally affect a purchase, sale, or exchange of shares of the Client Account while in possession of material non-public information concerning the holdings of such Client Account;

-   Use your position for your personal benefit or attempt to cause the Client Account to purchase, sell or hold a particular portfolio security when that action may reasonably be expected to create a personal benefit for you;

-   Selectively disclose “non-public” information concerning the portfolio holdings of the Client Account to anyone who does not have a legitimate business need for such information that is consistent with the interests of the Client Account and in adherence to the client’s right to confidentiality;

- Engage in any act, practice or course of conduct, which would violate applicable provisions of the federal securities laws.

Reporting Requirements

Code Acknowledgment: All Covered Persons will receive a copy of this Code as well as any future Code amendments. If you are a Covered Person, you must acknowledge receipt and understanding of this Code within two business days of being deemed a Covered Person.

Initial Holdings Report: Within ten (10) days of the date that you have been identified as an Investment Person or Access Person, you must provide your initial holdings report, a form of which is set forth in Exhibit A hereto, to the Code Administrator. Your initial holdings report must be current as of a date no more than forty-five (45 days) before you have been identified as an Investment Person or Access Person. The initial holdings report should list all securities subject to disclosure (i.e., Reportable Security) that you own or have a beneficial ownership interest. This report should include the name of the financial institution that maintains the account in which the securities were held, the name(s) on the account, account number, each security name, the type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security, and the date that the report is submitted. If you do not have any securities to report, you are still required to submit an initial holdings report.

Opening of new securities accounts: If you open a personal securities account or a new personal securities account, you are required to promptly notify the Code Administrator or the Chief Compliance Officer. Your report should include the name of the financial institution with whom you established the account and the date it was established.

Quarterly Personal Trading Report: If you are an Investment Person or Access Person, you must submit your quarterly personal trading report through BasisCode /Orion Compliance within thirty (30) days from the end of each calendar quarter. Your quarterly personal trading report must include all transactions during the quarter in securities subject to disclosure in which you own or had any beneficial ownership interest. This report should include the name of the financial institution that

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maintains the account in which the securities were held, name(s) on the account, account number, each security name, price of the security at which the transaction was effected, and as applicable the exchange ticker symbol or CUSIP number, date of the transaction, transaction type (i.e., purchase, sale or any other type of acquisition or disposition), the interest rate and maturity date (if applicable), number of shares and principal amount of each security, and the date the report is submitted. If you did not have any reportable transactions during the quarter, you are still required to submit a quarterly personal trading report through BasisCode /Orion Compliance indicating as such.

Reports from Financial Institutions: In lieu of preparing the quarterly personal trading report yourself, you may authorize reporting and confirmations generated directly from your financial institution to the extent such direct-feed reporting and confirmations contain all of the information required in the quarterly personal trading report.

Annual Holdings Reporting: If you are a Covered Person, you must provide your annual holdings report through BasisCode /Orion Compliance within thirty (30) days of the annual notification from the Code Administrator. Your annual holdings report must be current as of a date no more than forty-five (45 days) before the report is submitted. The annual holdings report should include all securities subject to disclosure in which you own or have a beneficial ownership interest. This report should include the same information as required for your initial report. If you do not have any holdings to report, you are still required to submit an annual holdings report through BasisCode / Orion Compliance.

Reporting requirement exceptions: You are not required to detail or list the following transactions on your reports:

- Purchases or sales of securities effected pursuant to an automatic investment plan.

-   Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as you acquired these rights from the issuer, and sales of such rights so acquired.

- Direct subscription of open-end mutual funds. (Excludes open-end mutual fund purchases or redemptions in a brokerage account or mutual funds managed by the Adviser).

- Employer sponsored retirement plans such as 401K plans, defined benefit plans, deferred compensation plans, and other employer retirement plans.

-   Purchases or sales which are non-volitional on the part of the Covered Person, including purchases or sales upon exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call.

- Purchases or sales effected for any account over which you have no direct or indirect influence or Control.

-   Non-volitional transactions include: Stock splits, stock dividends, exchanges and conversions; Mandatory tenders; Dividend reinvestment plans; Automatic payroll deduction plan; and Automatic rebalancing activities.

Code Restrictions

Some personal securities transactions may be restricted under this Code. If a transaction is restricted, you may not engage in a securities transaction or you must pre-clear the securities transaction with the Code Administrator. Restrictions include:

-   Limits on Trading. Investment Persons and Access Persons may not exceed aggregate of 50 market order trades of securities per month. This excludes non-reportable transactions (e.g., Non-volitional transactions, dividend re-investments, automatic investment plans.

- Limited offering. Investment Persons and Access Persons must pre-clear private placement investments. Note that Private placements include investment in any private fund managed by PMAM.

- Initial Public Offerings (IPOs). Investment Persons and Access Persons must pre-clear any security as a part of an initial public offering (equity) by the issuer.

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- Short-Term Trading. Investment Persons and Access Persons may not profit from “short-term” or “short-swing” trading and market timing.

- Covered Persons are strictly prohibited from engaging in market timing activities with respect to Client fund shares.

-   Blackout Period. No Investment Person or Access Person may purchase or sell any security on the same day on which any client managed by Adviser purchases or sells that security, unless such Investment Person or Access Person had no actual knowledge that the security was being considered for purchase or sale for a Client Account.

- Restricted Securities. Investment Persons must pre-clear any investments deemed restricted. Compliance is responsible for maintaining the restricted list in Bloomberg.

- Preclearance. To pre-clear transactions, you may submit a pre-clearance request through BasisCode /Orion Compliance or contact the Code Administrator or Chief Compliance Officer by email.

-   Your pre-clearance request must include the security and the principal amount or number of shares of the security proposed to be purchased or sold prior to engaging in any transaction activity. Approval will be communicated in writing from the Code Administrator or Chief Compliance Officer, and will remain in effect for the day specified in the request.

Code Administrator or Chief Compliance Officer Responsibilities

The Code Administrator is responsible for administration of the Code. The Code Administrator will carry out his or her responsibilities as follows:

- Maintain Confidentiality. All personal securities transaction reports and any other information filed under this Code will be treated as confidential by the Code Administrator.

-   Provide the Code to Covered Persons. The Code Administrator will provide each Covered Person with a copy of the Code in a timely manner. Each Covered Person will be asked to acknowledge receipt of the Code in writing.

- Review the Code. The Code Administrator and the Chief Compliance Officer will review the Code on an annual basis.

-   Amend the Code. The Code Administrator, in consultation with the Chief Compliance Officer, may, from time to time, amend the Code to adopt interpretations as he or she deems reasonable and appropriate, consistent with all applicable laws and regulations. As such, the Code Administrator will address the need (if any) to amend this Code with the Adviser’s Board of Managers. The Board of Managers must approve any material change to the Code no later than six months after the amendments are made by the Code Administrator. Any such approval shall be based on a determination that the Code contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited under the section titled “What Are the General Prohibitions?”

-   Review Pre-Clearance Requests. The Code Administrator will monitor the Client Accounts through available information to adequately respond to pre-clearance requests. The Code Administrator will review the pre-clearance request against the requirements under this Code and immediately notify the requesting Covered Person of approval, if applicable, as soon as reasonably practicable.

-   Review Reporting. The Code Administrator will review all initial holdings, quarterly transaction and annual holdings reports. Following receipt of reporting, the Code Administrator will compare personal securities transactions reported by investment personnel with the pre-clearance requests or pre-clearance information executed during the quarter.

-   Report Violations. The Code Administrator shall report all Code violations to the Chief Compliance Officer. The Code Administrator intends to provide a written report of all material Code violations at each quarterly scheduled

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meeting of the Adviser’s Board of Managers, but in any event no less frequently than annually (the “issues and certification report”). The issues and certification report (a) describes any issues arising under this Code since the last report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations and (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

-   Maintain Code Records. The following records will be maintained in accordance with Rule 204 -2(12) - (13) under the Advisers Act. They will be available for examination by representatives of the U.S. Securities and Exchange Commission. A copy of the Code and any other code of ethics of the Adviser, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place; A list of all persons who are, or within the past five years have been, required to submit reports under this Code, will be maintained in an easily accessible place; A copy of written acknowledgement of receipt of the Code for each person who is currently, or within the past five years was, a Covered Person; A copy of each report made by each Covered Person under this Code (i.e. initial holdings report, quarterly transaction report and annual holdings reports), including any information provided in lieu of such report, will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; A copy of each pre-clearance request submitted to the Code Administrator will be preserved for a period of not less than five years from the end of the fiscal year in which it was made the first two years in an easily accessible place; A copy of each decision, and the reasons supporting the decision, to approve the acquisition of securities (including initial public offerings or limited offerings) by Covered Persons for at least five years after the end of the fiscal year in which such decision was made. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred; A copy of each issues and certification report provided by the management of the Adviser to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

-   Violations - If the Code Administrator determines that a Covered Person has violated the Code, the Code Administrator will, as soon as practicable, obtain a statement from Covered Person and provide the Chief Compliance Officer and the President with all relevant information regarding the violation. The Chief Compliance Officer will evaluate the materiality of the violation considering the level of influence of the violator, monetary value of the violation, frequency of violations, intent and evidence of violation of law, among others. As a result, you may be subject to serious penalties such as disciplinary action up to and including termination of employment.

Refer to Exhibit and Appendix for relevant detail. The Chief Compliance Officer reserves the right to utilize technology and/or change technology or method of delivery of the Code and/or method of receipt of required reporting.

Key Definitions

Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934. You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of securities held by your spouse or domestic partner, your minor children, a relative who shares your home or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Code Administrator is the person that is appointed by the Chief Compliance Officer of the Adviser to administer this Code for the Adviser and its associates.

Chief Compliance Officer is the person that is appointed by the Board of Directors to administer the Code for the Adviser. The Chief Compliance Officer may delegate administrative activities to a Code Administrator.

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Control means the same as it does in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “ control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities, either directly or indirectly, is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Covered Person means all employees, officers, managers and directors of the Firm, each of which is subject to this Code.

Employee of an entity means any person who is employed by the entity as an employee or who regularly performs services for the entity as a loaned employee provided by another entity. The Adviser often refers to its employees as associates.

Federal securities laws means the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering exempt from registration under the Securities Act of 1933.

Private Placement means an offering of securities in which the issuer will rely on an exemption from registration provisions of federal securities laws. Private Placement securities generally involve a limited number of sophisticated investors and a restriction on resale of the securities.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or securities means the same as they do under Section 202(a)(18) of the Advisers Act, which includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that for reporting purposes under this Code, they do not include direct obligations issued by the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. For purposes of this Code, a virtual currency token (e.g., Bitcoin) that functions like a unit of fia t currency is not considered a security. However, a virtual currency token offered in an Initial Coin Offering that involves investment in a common enterprise, or is offered to investors with an expectation of profits to be derived from the entrepreneurial or managerial efforts of others will be deemed to be a security for purposes of this Code. Rider 1: The status of virtual currencies and related instruments may change over time. As a result, this definition also may change. Currently, the Funds do not invest in virtual currencies or related instruments. However, at such time as the Funds commence such investing, virtual currencies and related instruments that qualify as securities as defined above will be subject to the provisions of this Code. PMAM and/or the Funds will notify Covered Persons at such time.

Securities subject to disclosure means any security, except direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end mutual funds other than shares of exchange-traded funds and Fund Shares. Please note, open-end mutual funds in a brokerage account or open-end mutual funds managed by PMAM are subject to disclosure.

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Short-term trading means the purchase and sale of a security subject to disclosure within a 30-day calendar period. Short-swing trading refers to a style of trading that attempts to capture gains in a stock within one to four days through a technical analysis of a stock’s short-term price momentum rather than its fundamentals or intrinsic value.

Supervised person means any officer, manager or employee of the Adviser who provides investment advice on behalf of the Adviser and is subject to its supervision and control.
Roles and Responsibilities

All Fund Access Persons are covered under this Code.
Regulations

17j-1 Investment Company Act
Related Policies

All Applicable Policies.
Related Procedures

152.1 – Sub-Adviser Code of Ethics Oversight
Applicability and Distribution

This policy is applicable to all employees.

This policy is not to be distributed to third parties without written approval from the policy approver.

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Exhibit A

Initial Holdings and Code Acknowledgment

Print Name of Reporting Individual
FINRA Registered (Yes/No)
Reporting Period	Beneficial Holdings as of [ ]
Reason for Report	Beneficial Holdings

SECTION I. REPORTABLE SECURITIES

•	If you do not beneficially own any individual securities subject to disclosure, please check here. ☐

•	If you do beneficially own any individual securities subject to disclosure and attached brokerage statements with this report, please check here. ☐

•	If you are not providing brokerage statements, please provide the information in the box below:

Account Number	Name on Account	Name of Broker or Bank with Whom Account is Maintained	Name of Issuer/Security	No. of Shares/Principal Amount

Add lines or provide detail on separate page, if necessary.

SECTION II. PENN SERIES FUNDS - Penn Mutual Variable Life Policy/Variable Annuity Contract

•	If you do not own a Penn Mutual variable policy/contract, please check here. ☐

•	If you do own a variable policy/contract and attached a variable policy/contract statement, please check here. ☐

•	If you are not providing policy/contract statement, please provide the information in the box below:

Policy/Contract No.	Name of Penn Series Fund(s)	$ Amount

Add lines or provide detail on separate page, if necessary.

Code of Ethics Acknowledgement

I hereby acknowledge receipt of the Code of Ethics (“Code”) of Penn Mutual Asset Management, LLC. I affirm that as a covered person, I read the Code and understand it; and affirm that I will fully comply with all provisions of the Code, to the extent applicable.

Signature and Date:

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Exhibit B

Annual Holdings Report

Print Name of Reporting Individual
FINRA Registered (Yes/No)
Reporting Period	Beneficial Holdings as of [ ]
Reason for Report	Beneficial Holdings

REPORTABLE SECURITIES

•	If you had no reportable holdings, please check here. ☐

•	If you are not providing brokerage statements, please provide the information in the box below:

Account Number	Name on Account	Name of Broker or Bank with Whom Account is Maintained	Name of Issuer/Security	No. of Shares/Principal Amount

Add lines or provide detail on separate page, if necessary.

If you disclaim beneficial ownership of one or more securities reported above, please describe below and identify the securities and the related name and address of the broker, dealer and/or bank with whom you maintain an account and in which securities are held for your direct or indirect benefit.

Signature and Date:

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Appendix A

Summary of Pre-Clearance and Reporting Requirements

Blackout Period. No Investment Person or Access Person may purchase or sell any security on the same day on which any client managed by Adviser purchases or sells that security, unless such Investment Person or Access Person had no actual knowledge that the security was being considered for purchase or sale for a Client Account.

Limits on Trading. Investment Persons and Access Persons may not exceed aggregate of 50 market order trades per month. The transactions include derivatives but excludes non-reportable transactions (e.g., Non-volitional transactions, dividend re-investments, automatic investment plans).

Restricted Securities. Investment Persons must pre-clear investments listed on the restricted list. Compliance is responsible for maintaining the restricted list.

*	If not held in any client account and/or PMAM does not intend to purchase in any client account.

TYPE OF SECURITY	Pre-Clearance Required	Reporting Required
All Security Names (By Ticker or CUSIP) held by PMAM Clients	Yes	Yes
All Security Names (By Ticker or CUSIP) PMAM intends to trade for PMAM Clients	Yes	Yes
Private Placements (Including Private Funds advised by PMAM)	Yes	Yes
Mutual Funds managed by PMAM: Penn Series Funds and other institutional mutual funds	Yes	Yes
Restricted securities	Yes	Yes
Initial Public Offerings (equity)	Yes	Yes
Common Stocks	No*	Yes
Listed depository receipts e.g. ADRs, ADSs, GDRs	No*	Yes
Closed-End Funds	No*	Yes
Unit Investment Trusts (UITs)	No*	Yes
Exchange Traded Funds (ETFs)	No*	Yes
Exchange Traded Notes (ETNs)	No*	Yes
DRIPs	No*	Yes
Stock Splits	No*	Yes
Rights	No*	Yes
Stock Dividend	No*	Yes
Warrants (Listed and Exercised)	No*	Yes
Preferred Stock	No*	Yes
REIT	No*	Yes
Common Stock Options	No*	Yes
Spot FX	No*	Yes
Forward Contracts (including currency forwards)	No*	Yes
Commodities	No*	Yes
OTC warrants or swaps	No*	Yes